Exhibit 99.2(a)(ii)

INTERESTS HAVE INITIALLY BEEN PRIVATELY OFFERED AND CANNOT BE TRANSFERRED WITHOUT THE CONSENT OF THE GENERAL PARTNER AND COMPLIANCE WITH APPLICABLE SECURITIES LAW EXEMPTIONS.

DMR MORTGAGE OPPORTUNITY FUND LP

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

Dated as of September 22, 2008

DECLARATION MANAGEMENT & RESEARCH LLC
General Partner

DMR MORTGAGE OPPORTUNITY FUND LP

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

TABLE OF CONTENTS

Section	Page

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ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

Section 4.1	Capital Accounts.	25
Section 4.2	Financial Allocations.	25
Section 4.3	Determination of Net Asset Value.	26

ARTICLE V

TAX ALLOCATIONS

Section 5.1	Tax Allocations.	28
Section 5.2	Consistent Tax Reporting.	28
Section 5.3	“Tax Matters Partner”	28
Section 5.4	Determinations by the General Partner Pursuant to Article V.	29

ARTICLE VI

DISTRIBUTIONS

Section 6.1	Reinvestment.	29
Section 6.2	Distributions.	29
Section 6.3	Withholding and Income Taxes.	30
Section 6.4	Form and Manner of Distributions.	32
Section 6.5	Loans.	33
Section 6.6	Transfers.	33

ARTICLE VII

DISSOLUTION

Section 7.1	Post-Distribution Period; Dissolution.	34

ARTICLE VIII

EXPENSES; MANAGEMENT FEE

Section 8.1	Fund Expenses.	36
Section 8.2	Management Fee.	37

ARTICLE IX

BROKERAGE ARRANGEMENTS

Section 9.1	Brokerage Arrangements.	37

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- iii -

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
of
DMR MORTGAGE OPPORTUNITY FUND LP
(the “Fund”)

This Second Amended and Restated Limited Partnership Agreement (this “Agreement”) dated as of September 22, 2008 supersedes the Amended and Restated Limited Partnership Agreement of the Fund dated as of May 15, 2008, which shall be of no further force or effect, and provides for the governance of the Fund as follows:

ARTICLE I

ORGANIZATION

Section 1.1   Name; General Partner.

The Fund shall do business under the name of “DMR Mortgage Opportunity Fund LP.”  Declaration Management & Research LLC (“Declaration”) shall act as the general partner  of the Fund (in such capacity, the “General Partner”); provided that the board of directors of the Fund (the “Board”) has overall responsibility to oversee the business operations of the Fund on behalf of the limited partners (the “Limited Partners”).

Section 1.2  Purposes.

(a)           The Fund shall register as a closed-end, non-diversified management investment company (a “CNMIC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).  Under the direction of Declaration, acting in its capacity as investment adviser to the Fund pursuant to the Investment Advisory Agreement (in such capacity, the “Investment Adviser”) and subject to the supervision of the Directors, the Fund may engage, directly and indirectly, in all aspects of investing and trading as permissible for a CNMIC.  The Fund’s investment objective is to provide investors with attractive returns through long biased opportunistic investing in stressed, distressed and other undervalued mortgage-backed securities and related fixed-income assets.    Within the scope of this purpose and the applicable CNMIC restrictions, there is no limitation imposed by this Agreement on the markets or instruments in which the Fund may trade, the market sectors of the issuers of securities in which the Fund may invest or trade or the investment or trading strategies that the Fund may apply.

(b)           The Fund shall operate as a CNMIC in accordance with the 1940 Act and subject to the fundamental policies and investment restrictions described in the Fund’s Form N-2, as filed with the SEC and as set forth in the Investment

Advisory Agreement, as may be amended from time to time (the “Investment Guidelines”).

(c)           Subject to Sections 1.2(a) and (b), the Fund may trade and invest in all manner of Investment Assets to the fullest extent permitted for a CNMIC.

(d)           The Fund may not incur any indebtedness for borrowed money.

(e)           The Fund may designate from time to time persons to act as signatories for the Fund, including persons authorized to execute and deliver any filings with the SEC or applicable federal or state regulatory authorities or self-regulatory organizations.

(f)           The Administrator/Custodian shall serve as the Fund’s administrator and custodian.  The Administrator/Custodian shall clear and settle all securities transactions for the Fund and shall also serve as the custodian of the Fund’s assets, assist the Fund in its day-to-day administration and act as the Fund’s registrar and transfer agent.

Section 1.3  Principal Office; Registered Office; Registered Agent.

The principal office of the Fund shall be at 1800 Tysons Boulevard, Suite 200, McLean, Virginia 22102.  The registered office of the Fund shall be at such location, and its registered agent for service of process shall be such entity, as is set forth in the Certificate of Formation.  Such principal office and/or registered agent may be changed by the General Partner subject to the approval of the Board and notice to all Limited Partners.

Section 1.4  Term.

The term of the Fund shall continue until the Fund is dissolved and wound up as provided in Section 7.1.

Section 1.5  Limited Partners.

(a)           The Limited Partners, in their capacity as such, shall have only the powers specifically enumerated in this Agreement and shall not have any control over the business or operations of the Fund, any power to bind the Fund or any right to remove or replace the General Partner.

(b)           The General Partner has delegated authority over the management and operations of the Fund to the Board, as set forth herein.

(c)           A Partner may be simultaneously a General Partner and a Limited Partner, in which event the Partner’s rights and obligations in each capacity will be determined separately in accordance with the terms and provisions of this Agreement and as provided in the Act.

Section 1.6  Definitions.

For the purposes of this Agreement, the following terms — and, as appropriate, derivatives of such terms — shall have the meanings set forth below, unless the context otherwise requires:

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Administrator/Custodian” shall mean LaSalle Bank National Association or such other Person chosen from time to time by the General Partner, subject to the approval of the Board, as the administrator and custodian of the Fund.

“Advisers Act” shall mean the Investment Advisers Act of 1940.

“Affiliate” of a Person shall mean a Person controlling, controlled by or under common control with, that Person, either directly or indirectly through one or more intermediaries.

“Available Capital Commitment” shall mean a Limited Partner’s Capital Commitment less all Capital Contributions made by such Limited Partner.

“Available Capital” shall mean cash held by the Fund in excess of any Reserves.

“Bankruptcy” shall mean, with respect to any Person, an adjudication that such Person is bankrupt or insolvent, such Person’s admission of such Person’s inability to pay such Person’s debts as they mature, its making a general assignment for the benefit of creditors, its filing a petition in bankruptcy or a petition for relief under any section of the United States Bankruptcy Code or any other bankruptcy or insolvency Law, or the filing against such Person of any such petition which is not discharged within 60 days after such filing.

“Board” means the board of the directors of the Fund who have been delegated the authority over the Fund’s management and operations as set forth in this Agreement.

“Business Day” shall mean any day other than a day on which commercial banks in New York City are authorized or required to be closed.

“Capital Account” shall mean, with respect to each Partner, the capital account established and maintained on the books of the Fund in accordance with this Agreement.

“Capital Call” shall mean a notice given by the General Partner to each Limited Partner to make a Capital Contribution pursuant to such Limited Partner’s Capital Commitment.  Capital Calls must be made at least ten Business Days prior to the due date for the applicable Capital Contribution.

“Capital Commitment” shall mean the amount of Capital Contributions which each Limited Partner agrees, in such Limited Partner’s Subscription and Capital Commitment Agreement, to make to the Fund.

“Capital Contribution” shall mean, with respect to each Limited Partner, the cash contributed to the Fund in response to Capital Calls by such Limited Partner as set forth in the books and records of the Fund.

“Capital Termination.”  See Section 3.5.

“Carried Interest” See Section 6.2.

“Chairman” means the chairman of the Board, as elected from time to time by action of the Board.

“Closing Dates” shall mean May 15, 2008 and a date in September 2008 to be determined by the General Partner.

“CNMIC” See Section 1.2(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Declaration” See Section 1.1.

“Declaration Client” shall mean each Person (including Affiliates of Declaration) whose investments or trading activities are directed by Declaration.  Limited Partners shall not be deemed to be Declaration Clients solely by virtue of owning an Interest.

“Declaration Party” shall mean (a) Declaration, (b) any Affiliate of Declaration, and (c) any owner, director, officer, portfolio manager, employee or any Person acting in a similar capacity of any of the foregoing.  For the avoidance of doubt, no Declaration Client or Limited Partner shall, solely in its capacity as such, be deemed to be a Declaration Party.

“Director”; “Directors” means a director of the Fund that was appointed in accordance with this Agreement (and includes William P. Callan, Jr. as the initial Director); references to the Directors shall, as appropriate, refer to the Board acting in such capacity.  At least a majority of the Directors must be Independent Directors.

“Distribution” means a distribution made by the Fund in accordance with the provisions of this Agreement.  Distributions may be made by the General Partner, subject to the ultimate authority of the Board, at any time and from time to time after the Reinvestment Period.

“Distribution Date” means the scheduled date that the General Partner, subject to the ultimate authority of the Board, determines that any Distribution is to be made by the Fund.

“Distribution Period” shall mean the period from the end of the Reinvestment Period through May 15, 2013, subject to extension at the option of the General Partner under the supervision of the Board, through May 15, 2014.

“Distribution Proceeds” means the amount due to a Limited Partner in respect of a Distribution.

“Draw Period” shall mean the period from the first Closing Date through the earlier of (a) the date that all Capital Commitments have been drawn down and (b) May 15, 2009, except as otherwise provided in Section 3.5(e).

“Drawdown” shall mean making a Capital Contribution pursuant to a Capital Call.

“Drawdown Date” shall mean the due date for a Capital Contribution.

“Eligible Investor” shall mean: (A) a Person (1) that meets the qualifications specified in the Subscription and Capital Commitment Agreement, including that such Person be an institutional “accredited investor” as defined in Regulation D under the Securities Act and a “qualified client” as defined in Rule 205-3 under the Advisers Act and (2) the ownership of an Interest by which will not have an adverse effect on the Fund or other Limited Partners, including the occurrence of an Impermissible Event; and (B) any other Person as determined by the General Partner; provided that no Person which has not executed and delivered a Subscription and Capital Commitment Agreement accepted by the Fund shall be considered an Eligible Investor whether or not otherwise so qualified, unless the General Partner otherwise determines with the approval of the Board.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Expenses” shall mean the expenses of operating the Fund.

“Finally Determined” shall mean found by a court or arbitral tribunal of competent jurisdiction upon entry of a final, non-appealable judgment.

“Fiscal Year” shall mean the calendar year, unless the Board elects a different Fiscal Year.

“Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the SEC, as may be amended from time to time.

“Fund” shall mean DMR Mortgage Opportunity Fund LP, the Delaware limited partnership whose governance is provided for by this Agreement.

“Fund Percentage” shall mean, with respect to each Limited Partner and each Valuation Date, the fraction the numerator of which is the Net Asset Value of such Limited Partner’s Capital Account as of such Valuation Date and the denominator of which is the Net Asset Value of the Fund as of such Valuation Date, in each case determined without reduction for any Carried Interest not yet allocated.  The sum of all Fund Percentages determined as of any Valuation Date shall equal 100%.  Notwithstanding the foregoing, for voting purposes, a Limited Partner may waive its right to vote all or part of its Fund Percentage as set forth in Section 11.8.

“GAAP” shall mean generally accepted accounting standards as in effect in the United States.

“General Partner”  See Section 1.1.

“Hard Hurdle Return” shall mean an 8% annualized return on all Capital Contributions from the date each such Capital Contribution is made through each Distribution Date, compounded semi-annually.

“IAA End Date”  See Section 2.11(c).

“Impermissible Event” shall mean any event which would cause:  (A) the Fund not to qualify for an exemption from regulation under the Commodity Exchange Act (if the Fund is then relying on such exemption); (B) a violation under any Law or any contractual provision to which the Fund or any of its property is subject; or (C) a Limited Partner to breach any of such Limited Partner’s representations, warranties or covenants set forth in this Agreement or in such Limited Partner’s Subscription and Capital Commitment Agreement.

“Independent Director” means a Director who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.

“In-Kind Distribution Notice” See Section 6.4(b).

“Interest” shall mean, with respect to any Limited Partner, the interest in the Fund owned by that Limited Partner, including all rights and obligations provided under this Agreement and, to the extent not superseded by this Agreement, under the Act.

“Investment Adviser.”  See Section 1.2(a).

“Investment Advisory Agreement” shall mean the investment advisory agreement between the Investment Adviser and the Fund.

“Investment Assets” means all assets, instruments, contracts, rights, undertakings and other property which may be acquired, traded, held, borrowed, lent, invested in or sold (including short sales), including securities, loans, loan participations, futures contracts, puts and calls, swaps and other derivatives; provided that the Investment Assets in which the Fund trades or invests shall be consistent with the Investment Guidelines.

“Investment Guidelines.”  See Section 1.2.

“Key Person Event” shall mean the occurrence of (a) James E. Shallcross, and (b) any two of William P. Callan, Jr., Peter M. Farley and Bond Griffin,  becoming permanently unavailable to manage the Fund’s portfolio by reason of their death, disability or cessation of employment by Declaration.  For this purpose, “disability” means the physical or mental inability of a person to discharge his or her obligations to Declaration, whether in its capacity as General Partner or as Investment Adviser to the Fund, for 90 consecutive calendar days (calendar days to be considered consecutive unless separated by at least 10 Business Days during which such person did discharge his or her obligations to Declaration with respect to the Fund).

“Law” shall mean any law, regulation (proposed, temporary or final), administrative rule or procedure, self-regulatory organization rule or interpretation, or exchange rule or procedure binding upon, or which the Directors reasonably determine may be binding upon (in each case, as applicable in light of the context), any Limited Partner, the Fund, any Declaration Party or any Affiliate of any of the foregoing or to which any of their property is subject.

“LIBOR” means the London Inter-Bank offered rate for U.S. dollars, as determined by an internationally recognized financial service chosen by Declaration from time to time.

“Limited Partner” shall mean a limited partner of the Fund.

“Liquidator” See Section 7.1(c).

“Management Fee” shall mean the management fee payable by the Fund to the Investment Adviser pursuant to the Investment Advisory Agreement.

“Net Asset Value”  See Section 4.3.

“Net Asset Value Carried Interest.”  See Section 2.11(c).

“1940 Act” shall mean the Investment Company Act of 1940.

“Partners” shall mean the General Partner and the Limited Partners.

“Person” shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (or any agency or political subdivision thereof) or other entity, whether or not having legal personality.

“Private Placement Memorandum” shall mean the Fund’s Confidential Private Placement Memorandum pursuant to which Interests are offered to Eligible Investors, as may be supplemented from time to time.

“Public Offering” shall mean the public offering of up to $50 million of Interests, which the General Partner and the Board currently intend to cause the Fund to make on or around the end of the Draw Period, unless at such time the Board determines that adequate investment opportunities for the Fund are no longer available.  The Public Offering will be made with the subscribers in such Public Offering acquiring Interests (which may be unitized for such purposes) in accordance with the Fund’s Net Asset Value (plus any applicable sales charge).

“Reinvestment Period” shall mean the period from the first Closing Date through the earlier of: (a) the date, if any, on which the General Partner determines that adequate investment opportunities for the Fund are no longer available and (b) May 15, 2010, except as otherwise provided in Section 3.5(d), (e) or (f).

“Reserves” shall mean reserves (funded or unfunded) established by the General Partner (subject to the ultimate authority of the Board) to reflect contingent, uncertain, established or other potential liabilities and/or for any other reason.  For the avoidance of doubt, any amounts paid out to a Limited Partner shall in all cases be reduced by any Reserves allocable to such Limited Partner.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Subscription and Capital Commitment Agreement” shall mean a written agreement or instrument in form and substance acceptable to the Directors, whereby each Limited Partner subscribes for or otherwise acquires an Interest and agrees to a Capital Commitment.

“Tax Items” shall mean items of income, gain, loss, deduction and credit determined for income tax reporting purposes.

“Transfer,” “Transferee,” “Transferor” shall mean any transfer or assignment of an Interest (or the Person making or receiving such transfer or assignment, as the case may be), including any dealing of whatsoever nature affecting the legal and/or beneficial interest (whether vested or contingent) in any Interest including sales, donative transactions, testamentary transactions, granting a charge, pledge or other security or permitting the same to arise on or over any Interest.

“Treasury Regulations” shall mean the regulations (final, proposed and/or temporary) of the Department of the Treasury and/or Internal Revenue Service promulgated under or in respect of the Code.

“Valuation Date” shall mean (a) such date as the General Partner may determine, generally at least quarterly as of the last Business Day of each quarter, for reporting purposes; and (b) the date of any Capital Contribution.

Section 1.7  Rules of Interpretation.

(a)           References to sections shall be to sections of this Agreement unless otherwise specified.

(b)           “May” shall be construed as permissive.

(c)           A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(d)           A “notice” means written notice unless otherwise stated.

(e)           “Shall” shall be construed as imperative.

(f)           The masculine includes the feminine and neuter respectively.

(g)           Writing includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form.

(h)           Any reference to a Law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof.

(i)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days.

(j)           The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires.

(k)           Article and section headings herein have been inserted for convenience of reference only, are not a part of this Agreement and shall not be used in construing this Agreement.

(l)           The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”).

(m)           Unless the context of this Agreement otherwise requires (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” herein,” “hereby” and derivative or similar words refer to the entire Agreement, (iii) the masculine gender shall include the feminine and neuter, (iv) any reference to a Law, agreement or a document shall be deemed to also refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days.

(n)           Terms defined in this Agreement by reference to any other agreement, document or instrument shall have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(o)           No provision of this Agreement shall be construed in favor of or against any Person by reason of the extent to which any such Person, its Affiliates or their respective employees or counsel participated in the drafting thereof.

ARTICLE II

MANAGEMENT

Section 2.1  Authority of the General Partner and the Directors.

(a)           Under the Act, the General Partner shall have full and complete charge of all affairs of the Fund.  The management and control of the Fund’s business and operations shall rest exclusively with the General Partner to the extent not delegated to the Directors.

(b)           The General Partner delegates to the Directors those rights and powers of the General Partner necessary for the Directors to manage and control the business affairs of the Fund and to carry out their oversight obligations with respect to the Fund required under the 1940 Act, state law, and any other applicable laws or regulations.  The Directors are hereby granted the right, power and authority to do, on behalf of the Fund, all things which in their sole judgment are necessary or appropriate to manage the Fund’s affairs and fulfill the purposes of the Fund.  Rights and powers delegated to the Directors include the authority as Directors to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business, and to do all things necessary and proper as Directors to carry out the objective and business of the Fund, including the power to engage an investment adviser to provide advice and management and to remove such an investment adviser, as well as to exercise any other rights and powers expressly given to the Directors under this Agreement. The Partners intend that, to the fullest extent permitted by law, and except to the extent otherwise expressly provided in this Agreement, (1) each Director is vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (2) each Independent Director is vested with the same powers and authority on behalf of the Fund as are customarily vested in each director who is not an “interested person” (as that term is defined in Section 2(a)(19) the 1940 Act) of a CNMIC registered under the 1940 Act.  During any period in which the Fund has no Directors, the General Partner shall manage and control the Fund. Each Director will be the agent of the

Fund but will not, for any purpose, be a general partner of the Fund.  Notwithstanding the delegation described in this Section 2.1(b), the General Partner will not cease to be the Fund’s general partner and will continue to be liable as such and in no event will a Director be considered a general partner of the Fund by agreement, estoppel or otherwise as a result of the performance of his or her duties under this Agreement or otherwise.  The General Partner retains those rights, powers and duties that have not been delegated under this Agreement. Any Director may be admitted to the Fund in accordance with Section 2.10 of this Agreement and make Capital Commitments and own an Interest, in which case the Director will also become a Limited Partner.

Section 2.2  Powers Reserved by the General Partner.

Notwithstanding anything in this Agreement to the contrary, the General Partner retains all rights, duties and powers to manage the affairs of the Fund that may not be delegated under Delaware law, and that are not otherwise delegated by the General Partner to the Directors or assumed by any investment adviser engaged pursuant to Section 2.1(b) of this Agreement or any other Person under the terms of any agreement between the Fund and such investment adviser or any other Person. Specifically, and without limitation, the General Partner will retain full power and authority on behalf of and in the name of the Fund:

(i)          to call and conduct meetings of Partners at the Fund’s principal office or elsewhere as it may determine, and to assist the Directors in calling and conducting meetings of the Directors;

(ii)          to admit Limited Partners;

(iii)         as directed by the Directors, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund; and

(iv)         to execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instructions necessary for the performance of the General Partner’s functions;

(v)          as directed by the Directors, to arrange for the purchase of any insurance covering the potential liabilities of the Fund or relating to the performance of the Directors and any investment adviser engaged pursuant to Section 2.1(a) of this Agreement or any of their principals, partners, directors, officers, members, employees and agents.

Section 2.3  Actions by the Board.

(a)           Unless provided otherwise in this Agreement, the Board shall act only: (1) by the affirmative vote of a majority of the Directors (which majority will include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors is present either in person or, to the extent consistent with the provisions of the 1940 Act, by conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other; or (2) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act. A majority of the Directors then in office will constitute a quorum at any meeting of Directors.

(b)           Meetings of the Directors may be called by the General Partner, the Chairman or any two Directors, and may be held on any date and at any time and place determined by the Directors. Each Director will be entitled to receive written notice of the date, time and place of a meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Director who attends a meeting without objecting to the lack of notice or who executes a written waiver of notice with respect to the meeting.

(c)           The Directors may appoint from time to time agents and employees of the Fund who will have the same powers and duties on behalf of the Fund as are customarily vested in officers of a corporation incorporated under Delaware law, or such other powers and duties as may be designated by the Directors, in their sole discretion, and designate them as officers or agents of the Fund by resolution of the Directors specifying their titles or functions.

Section 2.4  Meetings of Partners.

(a)	(i)
Actions requiring the vote of the Partners may be taken at any duly constituted meeting of the Partners at which a quorum is present or by means of a written consent. Meetings of the Partners may be called by the General Partner, by action of the Directors or by Partners holding at least a majority of the total number of votes eligible to be cast by all Partners (or, with respect to any such meeting called to consider the termination or continuance of the Investment Advisory Agreement, at least 10% of such vote as determined in accordance with Section 2.11(b)), and may be held at any time, date and place determined by the General Partner in the case of meetings called by the General Partner or the Partners and at any time, date and place determined by the Directors in the case of meetings called by the Directors. In each case, the General Partner shall provide notice of the meeting, stating the date, time and place of the meeting and the record date for the meeting, to each Partner entitled to vote at the meeting within a reasonable time prior to the meeting. Failure to receive notice of a meeting on the part of any Partner shall not affect the validity of any act or proceeding of the meeting, so long as a quorum is present at the meeting. Except as otherwise required by applicable law, only matters set out in the notice of a meeting may be voted on by the Partners at the meeting. The presence in person or by proxy of Partners holding at least a majority of the total number of votes eligible to be cast by all Partners (or, with respect to any such meeting called to consider the termination or continuance of the Investment Advisory Agreement, at least a majority of the total number of votes eligible to be cast by all Partners as determined in accordance with Section 2.11(b)) as of the record date shall constitute a quorum at any meeting of Partners. In the absence of a quorum, a meeting may be adjourned to the time or times as determined by the General Partner and communicated to the Directors and the Limited Partners in the manner described above in this Section 2.4(a). Except as otherwise required by any provision of this Agreement or of the 1940 Act, (1) those candidates receiving a plurality of the votes cast at any meeting of Partners called pursuant to Section 2.10(c) of this Agreement or elected pursuant to the requirement of Section 2.10(b) will be elected as Directors and (2) all other actions of the Partners taken at a meeting will require the affirmative vote of Partners holding at least a majority of the total number of votes eligible to be cast by all Partners (or, with respect to any such meeting called to consider the termination or continuance of the Investment Advisory Agreement, at least a majority of the total number of votes eligible to be cast by all Partners as determined in accordance with Section 2.11(b)).

(ii)
The General Partner shall provide, within a reasonable period of time, to any Limited Partner that so requests such information as is reasonably necessary for such Limited Partner to contact other Limited Partners for purposes of initiating a meeting of Partners to consider the termination or continuance of the Investment Advisory Agreement pursuant to Section 2.4(a)(ii).  Notwithstanding anything to the contrary contained herein, the General Partner shall not unreasonably limit or restrict, or otherwise in any respect attempt to hinder or interfere with, a Limited Partner’s rights to vote with respect the termination or continuance of the Investment Advisory Agreement.

(b)           Subject to Sections 2.11 and 11.8, each Partner shall be entitled to cast at any meeting of Partners or pursuant to written consent a number of votes equivalent to the Partner’s Fund Percentage as of the record date for the meeting or the date of the written consent. The General Partner shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Partners or mailing (including by electronic transmission) to the Partners of any written consent, to determine eligibility to vote at the meeting and the number of votes that each Partner shall be entitled to cast at the meeting, and shall maintain for each record date a list setting out the name of each Partner and the number of votes that each Partner shall be entitled to cast at the meeting.

(c)           A Partner may vote at any meeting of Partners by a properly executed proxy transmitted to the Fund at any time at or before the time of the meeting by telegram, telecopier or other means of electronic communication or other readable reproduction as contemplated by the provisions relating to proxies applicable to corporations incorporated under the laws of Delaware now or in the future in effect. A proxy may be suspended or revoked, as the case may be, by the Partner executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Partner executing the proxy is present at the meeting and votes in person. Any action of the Partners that is permitted to be taken at a meeting of the Partners may be taken without a meeting if consents in writing, setting out the action to be taken, are signed by Partners holding a majority of the total number of votes eligible to be cast or any other percentage as may be required under this Agreement to approve the action.  Any solicitation of any proxy from a Partner shall be done in accordance with the 1940 Act and the Exchange Act.

Section 2.5  Other Activities.

(a)           Without in any respect limiting the effect of Section 3.5, none of the General Partner, any Declaration Party or any Director shall be required to devote full time to the affairs of the Fund, but each shall devote such time as each believes may reasonably be required to perform such Person’s obligations under this Agreement and under the 1940 Act.

(b)           In addition to serving as General Partner and Investment Adviser, Declaration may also manage certain institutional managed accounts or parallel investment vehicles which will trade pari passu with the Fund.

(c)           Declaration Parties may have investments of their own, and a Declaration Party may be acting as an operator, administrator, trading advisor or investment manager for others. The Declaration Parties may be or become associated with other investment entities and act as a general partner to, and engage in investment advisement for others.  Except to the extent necessary to perform the General Partner’s obligations hereunder, nothing herein shall be deemed to limit or restrict the right of any Declaration Party to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other Person.  For the avoidance of doubt, Declaration Parties may engage in all activities and transactions contemplated by or described in the Private Placement Memorandum.

(d)	(i)	The Declaration Parties (i) may engage in or possess an interest, direct or indirect, in any business venture of any nature or description (including other investment funds) for their own respective accounts, independently or with others, including any business, industry or activity in which the Fund may be interested in investing or may also have investments, and (ii) may do so without any obligation to report the same to the Fund or to afford the Fund any opportunity to participate therein.  The Fund shall not have any rights in or to any such independent venture or investment in any of the revenues or profits derived therefrom.

(ii)
Among Declaration Clients, including the Fund, Declaration as the Investment Adviser shall allocate assets to each Declaration Client account in light of its investment objectives and guidelines, cash position and other factors.  It is Declaration’s policy (i) to allocate investment opportunities to the extent practicable to the accounts of Declaration Clients over time in a manner that Declaration believes is fair and equitable and (ii) not to intentionally favor or disfavor any Declaration Client.

(e)           To the extent that at law or in equity the Directors or any Declaration Party have duties (including fiduciary duties) and liabilities relating to the Fund or to any other Partner or other Person bound by this Agreement, any such Person acting under this Agreement shall not be liable to the Fund or to any other Partner or other Person bound by this Agreement for the good faith reliance of the foregoing on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner or the Directors otherwise existing at law or in equity, are agreed by the Partners to replace the other duties and liabilities of the General Partner or the Directors.

(f)           From time to time, a Declaration Client may invest in, or withdraw an investment from, an investment in which the Fund is invested, is withdrawing its investment from, or is not invested.  In addition, a Declaration Party may recommend that the Fund purchase or sell an investment that is being sold or purchased by another Declaration Client or otherwise give advice or take action with regard to other Declaration Clients that differs from the advice given with respect, or action taken with regard, to the Fund.

(g)           Each Limited Partner specifically agrees and consents to the conflicts of interest to which the Declaration Parties may be subject in operating the Fund (as described in the Private Placement Memorandum).  Each Limited Partner covenants, to the fullest extent permitted by law (including the 1940 Act and the Advisers Act), not to object to or bring any proceedings against any of the foregoing relating to any such conflicts of interest, provided that the relevant Declaration Parties comply with the standard of liability set forth in Section 2.7 of this Agreement; and provided further that nothing herein shall be construed as waiving any of the Limited Partner’s rights under any federal or state securities law.

Section 2.6  No Borrowings Permitted.

The Fund will not borrow money for any purpose.

Section 2.7  Declaration Parties’ Liabilities.

(a)           No Declaration Party or Director shall be personally liable for the return or payment of all or any portion of the capital of or profits allocable to any Limited Partner, it being expressly agreed that any return of capital or payment of profits made pursuant to this Agreement shall be made solely from the assets of the Fund (which shall not include any right of contribution from any Declaration Party).

(b)           No Declaration Party or Director shall have any liability to the Fund, any Limited Partner or any former Limited Partner for: (i) any act performed, or the omission to perform any act, within the scope of the power and authority conferred on the General Partner by this Agreement and/or by the Act, except by reason of acts or omissions of a Declaration Party Finally Determined to constitute fraud, willful misfeasance, bad faith, gross negligence or reckless disregard; (ii) the termination of the Fund and this Agreement pursuant to the terms hereof; (iii) the performance by a Declaration Party of, or the omission by a Declaration Party to perform, any act which such Declaration Party reasonably believed to be consistent with the advice of attorneys, accountants or other professional advisers to the Fund or to such Declaration Party with respect to matters relating to the Fund; (iv) the conduct of any Person selected or engaged and monitored by such Declaration Party with due care; (v) any tax imposed on the Fund or the Limited Partners in any jurisdiction, or any costs incurred in respect of a tax audit or similar procedure; or (vi) any tax position taken by the General Partner in good faith and which was not clearly contrary to Law when taken.

(c)           No Independent Director shall have any liability to the Fund, the General Partner, any Limited Partner or any former Limited Partner for conduct Finally Determined to have constituted a violation of Law, provided that such Independent Director reasonably believed such conduct to be lawful and in the interest of the Fund at the time of such conduct.

(d)           No Director who has been designated an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto, and any rules issued thereunder by the SEC) in the Fund’s Form N-2 or other reports required to be filed with the SEC shall be subject to any greater duty of care in discharging such Director’s duties and responsibilities by virtue of such designation than is any Director who has not been so designated.

Section 2.8  Declaration Parties’ Indemnification.

(a)           The Fund shall indemnify, defend, and hold harmless each Declaration Party, the Directors and, as the General Partner may determine, the agents, advisors, and consultants of the Fund (each also an “Indemnified Party”), from and against any loss, cost, expense, liability, fees (including attorneys’ fees and expenses), and damages suffered or sustained by such Indemnified Party by reason of any acts or omissions, or alleged acts or omissions, arising out of the activities of an Indemnified Party, reasonably believed by such Indemnified Party to be on behalf of the Fund or in furtherance of the interests of the Fund, provided that those acts or omissions are not Finally Determined to constitute conduct for which such Indemnified Party would be subject to liability under the standard of liability set forth in Section 2.7.

(b)           An Indemnified Party shall be entitled to receive advances from the Fund to cover the cost of defending any claim or action against such Indemnified Party; provided, that such Indemnified Party enters into a written agreement that all such advances shall be repaid to the Fund (without interest) if it is Finally Determined that such Indemnified Party is not entitled to indemnity under Section 2.8(a) and otherwise complies with the requirements of the 1940 Act.

(c)           The rights of an Indemnified Party to indemnification shall survive the dissolution of the Fund and the death, withdrawal, declaration of legal incapacity, dissolution or Bankruptcy of such Indemnified Party.

Section 2.9  Limited Liability of Limited Partners.

(a)           No Limited Partner (including Declaration) shall be personally liable for or subject to any liability or obligation whatsoever of the Fund.  Irrespective of whether one or more Limited Partners may have deficit Capital Accounts, no Limited Partner(s) shall have any obligation to make any Capital Contribution with respect to such deficit(s), and no such deficit(s) shall be considered a debt owed by any such Limited Partner(s) to the Fund or to any other Limited Partner(s) for any purpose whatsoever.

(b)           In no event shall any person other than the General Partner be authorized to make any Capital Calls, and the Capital Commitments shall not be considered to constitute an asset of the Fund.

Section 2.10  Directors.

(a)           The number of Directors at the date of this Agreement is fixed at not more than seven Directors and no fewer than two.  After the Closing Date, the number of Directors shall be fixed from time to time by the Directors then in office, which number may be greater, or lesser, than seven, but no fewer than the minimum number of directors permitted to corporations organized under the laws of the State of Delaware, except that no reduction in the number of Directors shall serve to effect the removal of any Director. Each Partner approves the delegation by the General Partner to the Directors, in accordance with Section 2.1 of this Agreement, of certain of the General Partner’s rights and powers.

(b)           The term of office of each Director shall be from the time of such Director’s election and qualification until his or her successor shall have been elected and shall have qualified, or until his or her status as a Director is terminated sooner in accordance with Section 2.10(d) of this Agreement. Except to the extent the 1940 Act requires election by Limited Partners, if any vacancy in the position of a Director occurs, including by reason of an increase in the number of Directors as contemplated by Section 2.10(a) of this Agreement, the remaining Directors may appoint an individual to serve in that capacity in accordance with the provisions of the 1940 Act. An Independent Director shall be replaced by another Independent Director selected and nominated by the remaining Independent Directors, or in a manner otherwise permissible under the 1940 Act.

(c)           If no Director remains, the General Partner shall promptly call a meeting of the Partners, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business is to be continued, approving the appointment of the requisite number of Directors. If the Partners determine at the meeting not to continue the business of the Fund, or if the approval of the appointment of the requisite number of Directors is not approved within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved in accordance with Section 7.1 of this Agreement and the assets of the Fund shall be liquidated and distributed in accordance with Section 7.1 of this Agreement.

(d)           The status of a Director shall terminate (1) if the Director dies; (2) if the Director resigns as a Director; or (3) if the Director is removed in accordance with Section 2.10(e) of this Agreement.

(e)           Any Director may be removed with or without cause by a vote of a majority of the other Directors or by the majority vote (as defined in the 1940 Act), including by written consent, of the Limited Partners.

(f)           The Directors may establish and maintain committees of the Board, and the Directors may grant to such committees the authority to, among other things: value the assets of the Fund; select and nominate the Independent Directors of the Fund; recommend to the Board the compensation to be paid to the Independent Directors; and recommend to the Board the firm of certified public accountants that shall conduct the Fund’s audits.

(g)           The Directors may establish or designate committees of the Board or the Fund, whose members may include the Directors and/or other Persons who are not Directors, to provide advice and other services to the Fund, which committees may include (but are not limited to) a committee that will value the assets of the Fund.

(h)           The Independent Directors shall receive compensation for their services as Independent Directors, as determined by the Board.

Section 2.11  The Investment Advisory Agreement; Removal and Replacement of the General Partner.

(a)           Each Limited Partner specifically agrees and consents to the terms of the Investment Advisory Agreement.

(b)           Declaration, other Declaration Parties and Declaration Clients (other than the Fund) hereby agree to waive their respective voting rights regarding termination or continuance of the Investment Advisory Agreement and agree that their Interests in the Fund will be voted in identical proportion as the other Limited Partners in respect of such matters submitted for a vote of Limited Partners.

(c)           In the event that notice has been given pursuant to Section 10(a) of the Investment Advisory Agreement that the Investment Advisory Agreement shall be terminated or expire:

(i)	(A)
The General Partner shall undertake procedures to determine the Net Asset Value of the Fund as well as of each Partner’s Capital Account as of the date that the Investment Advisory Agreement is scheduled to terminate or expire (the “IAA End Date”) — such determination to be made as contemplated by Section 4.3.

(B)
The General Partner and designees of the Board shall prepare “issuer tender offer” materials under the 1940 Act and Rule 13e-4 under the Exchange Act in anticipation of the in-kind tender offer to be made to all Partners following the removal of the General Partner on the IAA End Date (see below).

(C)
Declaration, as the Investment Adviser, shall continue to manage the Fund’s portfolio under the Investment Advisory Agreement giving due consideration to (among other things) its impending removal as investment adviser to and general partner of the Fund, payment to Declaration as General Partner of the Carried Interest (as well as the balance of the General Partner Capital Account) in cash as of the IAA End Date, and the in-kind tender offer to be made to all Partners following such removal (see below).

(ii)	(A)
As of the IAA End Date, the General Partner shall be removed as the Fund’s general partner (except to the extent that it may be necessary for Declaration to remain in such capacity in order to prevent dissolution of the Fund so as to ensure that the procedures set forth below in this Section 2.11 may be duly completed).

(B)
A Net Asset Value Carried Interest shall be calculated with respect to each Limited Partner’s Capital Account as of the IAA End Date.  Such Net Asset Value Carried Interest shall equal 20% of the excess of (1) the Net Asset Value of such Capital Account as of the IAA End Date, prior to deduction of the Net Asset Value Carried Interest being calculated, plus the aggregate distributions previously made with respect to such Capital Account, minus (2) the aggregate Capital Contributions made to such Capital Account, plus the Hard Hurdle Return on such Capital Contributions through the IAA End Date.

(C)
The Net Asset Value Carried Interest determined in Section 2.11(c)(ii)(B), as well as the Net Asset Value of the General Partner Capital Account, shall be paid out by the Fund to the General Partner in cash on the IAA End Date.

(iii)	(A)
The Board shall cause the Fund to offer — within 25 days after the date that notice is given of the termination or expiration of the Investment Advisory Agreement as contemplated by the introductory sentence to this Section 2.11(c) — to repurchase all Interests held by Limited Partners in exchange for their respective Fund Percentages of the Fund’s Investment Assets, such repurchase to be effected pursuant to an “issuer tender offer” conducted in accordance with the requirements of the Exchange Act and the 1940 Act.

(B)
Pursuant to the Fund’s issuer tender offer contemplated by Section 2.11(c)(iii)(A), each Limited Partner shall have 25 days from the commencement of such issuer tender offer to elect to participate, but only with respect to the entirety (not any portion thereof) of such Limited Partner’s Interests.

(C)
Upon conclusion of the foregoing issuer tender offer, those Limited Partners which elected to participate shall have distributions in kind (and partially in-cash if entirely in-kind distributions are infeasible) made to them equal to their respective Fund Percentages of the Fund’s Investment Assets, whereupon their Interests, Fund Percentages and

Capital Contributions shall be cancelled and they shall no longer be Limited Partners.

(iv)          Following the issuer tender offer contemplated by Section 2.11(c)(iii),

(A)
the Limited Partners which have not accepted the issuer tender offer may, within 90 days of the IAA End Date, elect a replacement General Partner, such election to require a majority (as defined in the 1940 Act) of the number of votes eligible to be cast by such Limited Partners; and

(B)
The Fund may enter into an investment advisory agreement with a successor investment adviser upon the affirmative vote of (A) a majority of the Fund’s Directors and a majority of the members of the Fund’s Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (B) the holders of a majority (as defined in the 1940 Act) of the number of votes eligible to be cast by such Limited Partners;

provided, that: if no replacement General Partner is appointed within 90 days following the IAA End Date, or if, prior to the expiration of such 90-day period Limited Partners holding a majority (as defined in the 1940 Act) of the number of votes eligible to be cast by such Limited Partners vote to dissolve the Fund, the Fund shall be dissolved in such manner as the Board may determine.

ARTICLE III

CAPITAL COMMITMENTS; CAPITAL CALLS; CAPITAL CONTRIBUTIONS

Section 3.1  Admission of Limited Partners; Capital Commitments; Capital Contributions.

(a)           Prior to the Public Offering, the minimum Capital Commitment that may be made by any Limited Partner shall be $5 million, subject to waiver by the General Partner in its discretion.

(b)           There is no minimum or maximum amount of Capital Commitments which the Fund may accept, either prior to or in the course of the Public Offering.

(c)           The General Partner may accept or reject Capital Commitments, in whole or in part, in its discretion.

(d)           Capital Commitments may be accepted as of each Closing Date.  Limited Partners making Capital Commitments as of the second Closing Date shall make a Capital Contribution to the Fund in accordance with the current Net Asset Value of the Fund as determined by the General Partner, pursuant to Board-approved procedures and subject to the Board’s review.  Such Capital Contributions shall equal the aggregate Net Asset Value of the Fund as of such date multiplied by the fraction the numerator of which is each such Limited Partner’s Capital Commitment and the denominator of which is the aggregate of all Partners’ Capital Commitments.

(e)           Each Limited Partner agrees to make Capital Contributions during the Draw Period as provided in Sections 3.3 and 3.4.

(f)           At the end of the Reinvestment Period, each Limited Partner agrees to make a Capital Contribution to establish a reserve to pay future Management Fees and Expenses as provided in Section 3.4(c).

(g)           Prior to admission to the Fund, each new Limited Partner shall enter into a Subscription and Capital Commitment Agreement whereby such Limited Partner agrees to be bound by and subject to all of the terms and conditions of this Agreement.

(h)           The amount of each Limited Partner’s Capital Commitment shall be set forth in such Limited Partner’s Subscription and Capital Commitment Agreement.

Section 3.2  Capital Commitments by Declaration.

(a)           Declaration, as General Partner, shall make a Capital Commitment.

(b)           Declaration, as a Limited Partner, may make a Capital Commitment (in addition to the Capital Commitment made by Declaration as General Partner, pursuant to Section 3.2(a)).

(c)           For the avoidance of doubt, the Capital Commitments of Declaration pursuant to Sections 3.2(a) and (b) shall not be subject to the $5 million minimum contemplated by Section 3.1(a).

Section 3.3  Drawdown Procedures.

(a)           Each Limited Partner shall make Capital Contributions in such amounts and at such times as the General Partner shall specify in Capital Calls delivered from time to time to such Limited Partner.

(b)           Subject to one or more Limited Partners electing Capital Termination, Capital Calls will be made by the General Partner pro rata in accordance with each Limited Partner’s Available Capital Commitment; provided, however, that the Capital Calls of Limited Partners making Capital Commitments as of the second Closing Date shall include such additional amounts so that, immediately following the relevant Drawdown Date, all Limited Partners shall have each made Capital Contributions pro rata in accordance with their respective Capital Commitments.

(c)           Each Capital Call shall specify the Drawdown Date on which the related Capital Contribution is due, which will be at least ten (10) Business Days following the delivery of the Capital Call.  Normally, a Capital Call will require that Capital Contributions be made in immediately available funds as of the first Business Day of a calendar month.

(d)           In no event shall a Limited Partner be required to make a Capital Contribution in response to a Capital Call in an amount in excess of such Limited Partner’s Available Capital Commitment at the time such Capital Call is received.

(e)           Each Capital Contribution made by a Partner shall be added to the current Net Asset Value of such Partner’s Interest.

Section 3.4  Permitted Purposes for Capital Calls.

(a)           Capital Calls may be made during the Draw Period to pay expenses and Management Fees.

(b)           After the end of the Draw Period, the Limited Partners will be released from any further obligation with respect to their Available Capital Commitments, except that the General Partner may continue to issue Capital Calls to:  (i) cover Expenses (including Management Fees) and any other obligations of the Fund; and (ii) complete investments by the Fund in transactions which were in process as of the end of the Draw Period; provided that such transactions are completed within ninety (90) days of the end of the Draw Period (or such longer period as the General Partner may reasonably determine).

(c)           At the end of the Reinvestment Period, the General Partner may make a Capital Call (to the extent of any remaining Available Capital Commitments) in order to establish a reserve to pay costs incurred by the Fund during the Distribution Period.  The

General Partner may also pay Fund expenses from the Fund’s current income, principal payments and sale proceeds.

Section 3.5  Key Person Event.

(a)           The General Partner shall deliver a written notice to all Limited Partners within ten (10) Business Days after a Key Person Event.

(b)           If a Key Person Event occurs during the Draw Period, each Limited Partner shall have the right, exercisable by written notice to the Fund received no later than ten (10) Business Days after the General Partner’s delivery of such Key Person Event notice, to discontinue making any additional Capital Contributions effective immediately (a “Capital Termination”).

(c)           No Capital Calls may be made during the twenty (20) Business Day period following a Key Person Event.

(d)           If a Key Person Event occurs during the Draw Period, and fewer than all Limited Partners have elected a Capital Termination, then:

(i)	the Draw Period shall continue and the Fund shall continue to make Capital Calls on those Limited Partners that have not elected a Capital Termination;

(ii)	the Reinvestment Period shall terminate thirty (30) calendar days after the end of the Draw Period; and

(iii)
Limited Partners which have elected Capital Termination shall continue to be responsible for Management Fees and expenses and to participate in new Investment Assets acquired by the Fund, although the respective Fund Percentages of such Limited Partners shall decline as Limited Partners which have not elected Capital Termination continue to make Capital Contributions while the Limited Partners which elected Capital Termination do not.

(e)           If a Key Person Event occurs during the Draw Period, and all Limited Partners have elected Capital Termination, then the Draw Period and the Reinvestment Period shall terminate on the date twenty (20) Business Days after the Key Person Event.

(f)           If a Key Person Event occurs after the end of the Draw Period but before the end of the Reinvestment Period, the Reinvestment Period shall terminate immediately.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

Section 4.1  Capital Accounts.

There shall be established for each Partner on the books and records of the Fund a capital account (a “Capital Account”), which shall initially be zero.  The Capital Account of each Partner shall be:

(a)           credited with any Capital Contributions made by such Partner;

(b)           credited with any allocations of income or gain of the Fund to such Partner;

(c)           debited by the amount of cash (or the fair market value of other property, less any liabilities that such Partner is deemed to assume or take pursuant to Section 752 of the Code) distributed by the Fund to such Partner; and

(d)           debited by any allocations of deduction or loss of the Fund to such Partner.

Section 4.2  Financial Allocations.

At the end of each Fiscal Year, after adjusting Capital Accounts for all Capital Contributions and distributions during such Fiscal Year pursuant to Section 4.1, all income, gain, deduction and loss of the Fund shall be allocated among the Partners’ Capital Accounts in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as close as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner during such Fiscal Year pursuant to Article VII if (i) the Fund were dissolved and terminated; (ii) its affairs were wound up and each Fund asset was sold for cash equal to its book value (except that any Fund asset that was sold or otherwise disposed of in such Fiscal Year shall be treated as if sold or disposed of for an amount of cash equal to the sum of (x) the amount of any net cash proceeds actually received by the Fund in connection with such disposition and (y) the fair market value of any property actually received by the Fund in connection with such disposition); (iii) all Fund liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability); and (iv) the net assets of the Fund were distributed in accordance with Article VII to the Partners immediately after giving effect to such allocation.  The General Partner may, in its discretion, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Partners.  All Limited Partners — irrespective of the Closing Date as of which they invest — shall participate pro rata in the Fund’s investments in accordance with their respective Fund Percentages.

Section 4.3  Determination of Net Asset Value.

(a)           Net Asset Value shall be calculated as of each Valuation Date.  Net Asset Value shall be calculated taking into account all assets and liabilities of the Fund, including administration, insurance, legal, audit and other professional fees and expenses.  The calculation of the Fund’s Net Asset Value has been delegated by the Board to the Administrator/Custodian and the General Partner, subject to the ultimate supervision of the Board.  The Board shall approve procedures pursuant to which the Fund will determine the fair value of its investments.  The objective of such procedures shall be compliance with GAAP, as well as with Financial Accounting Standards Board, Statement of Financial Accounting Standard No. 157, “Fair Value Measurements.”

(b)           In general, the Net Asset Value of the Fund will be determined according to the following principles.

(i)	Loans will be valued at their fair value. In many cases, cost less any impairment reserves may be considered the best approximation of fair value.

(ii)
Securities which are listed and traded predominantly on one or more securities exchanges will be valued at the price, as disseminated by quotation services, on the principal exchange on which such securities are traded at a pre-determined time on each selected Valuation Date as appropriate for each type of security.  If no sale occurred on the Valuation Date, such securities will be valued at the mean of the closing bid and ask prices.

(iii)
Securities that trade predominantly in the over-the-counter market will be generally valued at the mean of their closing bid and ask prices as obtained from or confirmed by dealers or pricing services.

(iv)
Over-the-counter derivatives will be generally valued:  (A) at the mean of their closing bid and ask prices as obtained from or confirmed by dealers; (B) based on models that are generally recognized by the industry with the inputs to the models being obtained from or confirmed by brokers or quotation reporting systems; or (C) by pricing services.

(v)
Investment assets initially valued in currencies other than U.S. Dollars will be converted to U.S. Dollars at exchange rates quoted by established market makers at a time on each Valuation Date that is generally accepted by the industry as appropriate for each different currency.

(vi)
Futures and options on futures which are listed on one or more exchanges will be valued at the closing price on the principal exchange on each Valuation Date.  If a future or option on a future is still trading, the Administrator/Custodian will value it at the average of its bid and ask price on the principal exchange at a predetermined time on each Valuation Date.

(vii)
All options which are listed on one or more exchanges will be valued at the mean of their closing bid and ask prices on the principal exchange.  If an option is still trading, the Administrator/Custodian will value the option at the average of its bid and ask price on the principal exchange at a predetermined time on each Valuation Date.

(viii)	Non-U.S. income and withholding taxes imposed on the Fund are treated as an expense as such taxes accrue.

(ix)
The Administrator/Custodian and/or the General Partner may determine to use a different value for any asset than would be assigned pursuant to paragraphs (i)–(viii) above, if the General Partner determines, in good faith, that to do so would better reflect fair value.

(c)           Net Asset Value shall be reduced by any Net Asset Value Carried Interest that would have been paid had the Valuation Date been the IAA End Date as contemplated by Section 2.11(c)(ii).

(d)           The General Partner may determine in good faith in accordance with procedures approved by the Board, the price of a particular security, which valuation is subject to ratification by the Board at its next regular meeting.

(e)           The Board may postpone the determination of Net Asset Value in the event that it, in consultation with the General Partner, determines that it is not reasonably practicable to value a material portion of the Fund’s investments.  The General Partner will give prompt notice of any such postponement to all Limited Partners and will use reasonable efforts to bring any such postponement to an end as soon as practicable.

ARTICLE V

TAX ALLOCATIONS

Section 5.1  Tax Allocations.

(a)           For U.S. Federal, state and local income tax purposes, each item of income, gain, loss, deduction and credit of the Fund shall be allocated among the Partners as nearly as possible in the same manner as the corresponding item of income, deduction, gain or loss is allocated for Capital Account purposes pursuant to Article IV and Section 6.3.  It is intended that the Capital Accounts will be maintained at all times in accordance with Section 704 of the Code and applicable Treasury Regulations thereunder, and that the provisions hereof relating to the Capital Accounts be interpreted in a manner consistent therewith.  The General Partner, under the ultimate supervision of the Board, shall be authorized to make appropriate adjustments to the allocations of items to comply with Section 704 of the Code or applicable Treasury Regulations thereunder, including a “qualified income offset”; provided that no such change shall have an adverse effect upon the amount distributable to any Partner hereunder.

(b)           Notwithstanding anything else contained in this Article V, if any Partner has a deficit Capital Account for any fiscal period as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), then the Fund’s income and gain will be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible.  Any special allocation of items of income or gain pursuant to this paragraph shall be taken into account in computing subsequent allocations pursuant to this Article V so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to this paragraph.

Section 5.2  Consistent Tax Reporting.

Except as otherwise agreed to in writing by the General Partner, all Partners shall report all Tax Items (including the character and timing of such Tax Items) related to the Fund in a manner consistent with the manner in which such Tax Items are reported by the Fund.

Section 5.3  “Tax Matters Partner”

(a)           For purposes of Section 6231(a)(7) of the Code, or any corresponding provision of any future Law, the “Tax Matters Partner” of the Fund shall be the General Partner.

(b)           The General Partner shall also have the power to make or revoke all tax elections and determinations for the Fund and to take any and all actions necessary or permitted under the Code, the Treasury Regulations promulgated thereunder, or other applicable Law to effect those elections, determinations and allocations.  All elections, determinations and allocations by the General Partner shall be binding upon all Limited Partners and their respective successors, assigns and heirs.

(c)           The General Partner shall have comparable authority in respect of any state, local or foreign tax, tax law or tax claim relating to the Fund and the Limited Partners as the General Partner has under the Code as the Tax Matters Partner.

(d)           The cost of any examination or audit of, and of any adjustment to, a Limited Partner’s tax return shall be borne solely by the affected Limited Partner.

(e)           The General Partner shall be entitled, subject to the approval of the Directors, to be reimbursed for all expenses incurred by the General Partner in performing its services as Tax Matters Partner, as well as to be indemnified for liabilities and losses incurred in performing such services, subject to the standard set forth in Section 2.8.

Section 5.4  Determinations by the General Partner Pursuant to Article V.

All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to this Article V, including any accounting procedures applicable with respect to tax items, shall be determined by the General Partner, under the supervision of the Board, unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by Law.  Any such determinations and allocations shall be final and binding on all of the Partners.

ARTICLE VI

DISTRIBUTIONS

Section 6.1  Reinvestment.

During the Reinvestment Period, the Fund shall reinvest the proceeds of its investments and shall not be obligated to distribute any amounts (including Available Capital) to the Limited Partners.  The General Partner does not intend to cause the Fund to make any Distributions during the Reinvestment Period.

Section 6.2  Distributions.

(a)           After the Reinvestment Period (i.e., both during and after the Distribution Period), the Fund shall distribute Available Capital as soon as reasonably practicable after receipt, subject to Sections 6.2(e) and (f).

(b)           Distributions of Available Capital both during and after the Distribution Period shall be allocated among the Limited Partners pro rata in accordance with the Limited Partners’ respective Fund Percentages.  Available Capital allocated under this Section 6.2(b) to a Limited Partner shall be distributed between such Limited Partner and the General Partner, in the following order of priority:

(i)           first, 100% to such Limited Partner until such Limited Partner has received 100% of such Limited Partner’s Capital Contributions (irrespective of whether such Capital Contributions were used to make investments, pay Management Fees and expenses or any other purpose);

(ii)           second, 100% to such Limited Partner, until such Limited Partner has received the Hard Hurdle Return; and

(iii)           third, any balance, (a) 80% to such Limited Partner and (b) 20% to the General Partner (the amounts distributed to Declaration under this clause (iii) being referred to as the “Carried Interest”).

(c)           Distributions to Declaration with respect to its Capital Contributions as General Partner made as a result of its Capital Commitment under Section 3.2(a) shall be made 100% to the General Partner, without regard to Sections 6.2(b)(ii) and (iii).  Distributions to Declaration as a Limited Partner shall be made in the same manner as to all other Limited Partners.

(d)           The Carried Interest shall be first allocated and then distributed by the Fund to Declaration as an allocable share of the Fund’s gain, not as a performance fee paid to a third party.

(e)           No Distributions shall be made by the Fund to cover any taxes due on Limited Partners’ investments in the Fund.

(f)           During any Fiscal Year, the Fund generally shall make no more than one distribution representing “long-term capital gains,” as defined in the Code, in order to comply with Rule 19b-1 under the 1940 Act.  However, the Fund may make more than one distribution in a Fiscal Year representing a “return of capital.”

(g)           Notwithstanding the foregoing provisions of this Section 6.2, the Fund may retain sufficient funds to ensure that there is Available Capital to pay the ongoing expenses of the Fund.

Section 6.3  Withholding and Income Taxes.

(a)           Allocation of Withholding and Income Taxes.  Any withholding or income taxes imposed by any jurisdiction on distributions hereunder or related items of income, gain, loss or deduction of the Fund, or incurred directly or indirectly by the Fund with respect to its interest in any Investment Asset, shall be allocated to each Limited Partner pro rata in accordance with its Capital Contributions attributable to the Investment Asset giving rise to such distributions, or related items of income, gain, loss or deduction; provided, however, that any increase or decrease in such taxes resulting from the identity, nationality, residence or status of a Limited Partner will be specially allocated to that Limited Partner.

(b)           Calculation of Distributions Before Withholding and Income Taxes.  The amount of any distribution to the Limited Partners pursuant to Section 6.2, and the amount of any item of Fund income, gain, loss or deduction allocable to the Limited Partners, shall be determined (for purposes of the Fund’s accounting and without limiting the General Partner’s authority to make payments under Section 6.3(c) or a Limited Partner’s liability under Section 6.3(d)) without regard to any withholding or income taxes (i.e., as if the Fund had distributed or allocated, as the case may be, such amount or items of income, gain, loss or deduction, without diminution by the amount of such withholding or income taxes).

(c)           Payment of Withholding and Income Taxes.  The General Partner shall withhold from amounts distributable to the Limited Partners or otherwise pay over to the appropriate taxing authorities amounts of withholding or income tax required to be so withheld or paid over.  The General Partner shall use reasonable efforts to obtain a receipt with respect to all such withholding or income taxes paid and to forward to each Limited Partner a copy of such receipt.  Any amounts so withheld shall be deemed to have been distributed to the applicable Limited Partners.

(d)           Liability for Withholding and Income Taxes.  Except as otherwise set forth in Section 11.16, each Limited Partner agrees to indemnify and hold harmless the Fund and the General Partner from and against any liability with respect to its allocable share of any withholding or income taxes as determined under Section 6.3(a).  If the Fund is required to pay over any withholding or income taxes as provided in Section 6.3(c) with respect to a Limited Partner as to whom there are insufficient distributable amounts to pay such Limited Partner’s allocable share of such withholding or income taxes, the General Partner shall promptly notify such Limited Partner of the amount of withholding or income taxes due from such Limited Partner (i.e., the amount by which the Limited Partner’s allocable share of such withholding or income taxes exceeds the amount otherwise distributable to such Limited Partner) and the date (the “Due Date”) such taxes are required to be paid by the Fund to the relevant taxing authorities.  Such Limited Partner shall pay to the Fund its allocable share of such taxes no later than the later of (i) two Business Days before the Due Date of the relevant withholding or income tax or (ii) ten Business Days after notice was sent to the Limited Partner as described above.  If the Limited Partner fails to pay its allocable share of the withholding or income taxes by the date described in the preceding sentence (the “Payment Date”), (i) such amount shall bear interest from the Payment Date until the date actually paid at a rate equal to the lesser of (a) the greater of 10% or one-month LIBOR plus 4% and (b) the maximum lawful rate of interest, compounded annually, (ii) the Fund shall be entitled to collect such sum from amounts otherwise distributable to such Limited Partner pursuant to Section 6.2 and (iii) the Fund may exercise any and all rights and remedies to collect such sum from such Limited Partner that a creditor would have to collect a debt from a debtor under applicable law.  Any payment made by a Limited Partner to the Fund pursuant to this Section 6.3(d) shall not constitute a Capital Contribution.

Section 6.4  Form and Manner of Distributions.

(a)           The Fund will use reasonable best efforts to make all Distributions in cash and to have distributed the proceeds of the Fund’s entire portfolio by the end of the Distribution Period. Subject to the foregoing, the Board has the right to cause Distributions to be made in-kind to the Limited Partners.  Distributions in kind shall be made according to Section 6.2.  The Carried Interest (if any) with respect to any distribution in kind shall be made in-kind to Declaration (except as specified otherwise in Section 2.11(c)(ii)(C)).

(b)           The Fund shall not make any in-kind distribution of Investment Assets to any Limited Partner (pursuant to Section 2.11, this Section 6.4 or Section 7.1) unless the General Partner shall have delivered a written notice generally describing such Investment Assets (an “In-Kind Distribution Notice”) to such Limited Partner at least ten (10) Business Days prior to the date of such Distribution.

(c)           If, within five (5) Business Days after delivery to it of an In-Kind Distribution Notice, such Limited Partner instructs Declaration to liquidate the Investment Assets described therein, Declaration (acting in its own capacity and not as General Partner or Investment Adviser) shall use commercially reasonable efforts on behalf of such Limited Partner to promptly liquidate such Investment Assets for maximum net cash proceeds.

(d)           With respect to this Section 6.4, each such Limited Partner and Declaration acknowledges and agrees that: (i) any liquidation of Investment Assets shall be at such Limited Partner’s sole risk and expense; (ii) the manner of such liquidation shall be at Declaration’s sole discretion, provided that any sale of such Investment Assets to any Declaration Party or Declaration Client shall require such Limited Partner’s prior written consent; (iii) Declaration makes no representation as to the time required to fully liquidate such Investment Assets; (iv) the net cash proceeds of such liquidation may be nominal or substantially lower than the value that may be realized were such Limited Partner to retain such Investment Assets; (v) no compensation shall be payable to Declaration with respect to its discharge of its duties under Section 6.4(c); (vi) the net cash proceeds of such liquidation shall not constitute Available Capital; and (vii) Declaration shall have no duties under Section 6.4(c) or (d) on or after the IAA End Date.

Section 6.5  Loans.

The General Partner shall use reasonable efforts to give written notice to all Limited Partners at least thirty (30) days before the Fund or any of its representatives negotiates the terms of, or structures a new loan, or any modification to an existing loan that constitutes a “significant modification” under Treasury Regulation 1.1001-3 or for Virginia tax purposes.  For the avoidance of doubt, the preceding sentence shall not be construed to require the Fund to provide written notice to the Limited Partners before the Fund engages in customary due diligence communications that would be reasonably necessary for a secondary market investor to make a reasonably informed decision to purchase a loan for its own account.

Section 6.6  Transfers.

(a)           Any Interest or portion of any Interest held by a Limited Partner may be transferred only if the Board, or the General Partner as its delegate, consents to such Transfer.  Such consent will be granted if (i) such Transfer is to an Eligible Investor and the Transfer is permitted under applicable securities law restrictions, and (ii) such Transfer (1) is made at death, including from an estate or testamentary trust; (2) is between members of a family (as defined in section 267(c)(4) of the Code); (3) is by a Limited Partner in one or more transactions within a 30-day period in which Interests in the Fund representing in the aggregate more than two percent of the total interests in the Fund’s capital or profits are transferred by such Limited Partner; (4) is to a trust of which the Transferor is the sole owner (within the meaning of section 671 of the Code); (5) is one in which the tax basis of the Interest in the hands of the Transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferor Limited Partner (e.g., certain Transfers to affiliates, gifts and contributions to family entities); (6) involves the issuance of Interests by the Fund in exchange for cash, property or services; (7) is a distribution from a qualified retirement plan or an individual retirement account; (8) would not result in more than 2 percent of the total interests in the Fund’s capital or profits having been transferred during the Fund’s taxable year during which such Transfer would occur, without taking into account any Transfers described in clauses (1) through (7) above; or (9) is made after the General Partner receives a written opinion of counsel to the effect that the proposed Transfer will not cause the Fund to be a publicly traded partnership taxable as a corporation under section 7704 of the Code.

(b)           Any permitted Transferee will be entitled to the allocations and distributions allocable to the Interest or portion of an Interest so acquired and to Transfer the Interest or portion of an Interest in accordance with the terms of this Agreement, but will not be entitled to the other rights of a Limited Partner unless and until the Transferee becomes a substituted Limited Partner.

(c)           If a Limited Partner Transfers an Interest or portion of an Interest with the approval of the Board or the General Partner as its delegate, the Board, or the General Partner as its delegate, shall promptly take all necessary actions so that each Transferee is admitted to the Fund as a Limited Partner. The admission of any transferee as a substituted Limited Partner will be effective upon the execution and delivery by, or on behalf of, the substituted Limited Partner of this Agreement or an instrument that constitutes the execution and delivery of this Agreement as well as of a Subscription and Capital Commitment Agreement. Each Limited Partner and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with any Transfer. In connection with any request to Transfer an Interest or portion of an Interest, the Fund may require the Limited Partner requesting the Transfer to obtain, at the Limited Partner’s expense, an opinion of counsel selected by the General Partner as to such matters as the General Partner may reasonably request. If a Limited Partner Transfers its entire Interest as a Limited Partner, it will not cease to be a Limited Partner unless and until the transferee is admitted to the Fund as a substituted Limited Partner in accordance with this Section 6.5.

(d)           Any transfer, pledge or assignment in violation of this Section 6.5 shall be null and void ab initio.

ARTICLE VII

DISSOLUTION

Section 7.1  Post-Distribution Period; Dissolution.

(a)           Any Investment Assets remaining in the Fund’s portfolio after the Distribution Period shall be held by the Fund until liquidated or, following notice, distributed to the Partners in kind.  If held until liquidation, the Fund will disburse the current income and principal payments generated by such investments as received, except that the Fund may retain sufficient funds in order to ensure that there is Available Capital to pay the ongoing Expenses of the Fund.  For the avoidance of doubt, if any Investment Assets remain in the Fund after the Distribution Period, (i) as provided in the Investment Advisory Agreement, no Management Fee shall be paid after the Distribution Period, and (ii) distributions of Available Capital after the Distribution Period will be made according to Section 6.2, such that the Carried Interest with respect to any Investment Assets remaining in the Fund after the Distribution Period shall be allocated to the General Partner at the time that any distribution (whether in cash or in-kind) is made with respect to such Investment Assets.

(b)           The Fund shall be dissolved only upon the occurrence of one of the following events:

(i)           the withdrawal, Bankruptcy, or dissolution of the last remaining General Partner, unless the business of the Fund is continued within 90 days following the occurrence of such event by the vote or written consent of a majority (as defined in the 1940 Act) of the Fund Percentages;

(ii)           upon the recommendation of the General Partner and the affirmative vote to dissolve the Fund by a majority of the Directors (including the vote of a majority of the Independent Directors); or

(iii)           upon the failure of Partners to approve successor Directors at a meeting called by the General Partner in accordance with Section 2.10(c) of this Agreement when no Director remains to continue the business of the Fund.

(c)           (i)           Upon dissolution of the Fund for any reason, the Fund shall continue in existence for the purpose of winding up its affairs, and the assets of the Fund shall be liquidated by the General Partner.

(ii)           If the General Partner is unable or unwilling to act, the property and business of the Fund shall be liquidated by such other Person elected by the vote or consent, by any of the methods provided in Section 11.5, of a majority (as defined in the 1940 Act) of the Fund Percentages (the General Partner or such other Person presiding over the dissolution and liquidation of the Fund being referred to in this Article VII as the “Liquidator”). The Liquidator shall be entitled to reasonable compensation for its services in winding up the business of the Fund and liquidating its assets and shall be indemnified for expenses and losses incurred by it in performing such services, subject to the standard of care set forth in Section 2.8).

(d)           The Liquidator may postpone notice of the liquidation or proposed liquidation of the Fund to Limited Partners and/or third parties until such time as the Liquidator determines that doing so would not adversely affect the Fund or any Limited Partner.

(e)           Dissolution of the Fund shall be conducted in accordance with the 1940 Act and Delaware law.

(f)           Any distributions that would otherwise be made to a Limited Partner shall be retained by the Fund (for distribution to the Limited Partners) to the extent of any amounts which the Liquidator estimates are or shall be owed by such Limited Partner to the Fund or to any third party.

(g)           As soon as the Liquidator deems reasonably practicable after the dissolution of the Fund, all income, gain, deduction and loss realized by the Fund since the last allocation of such items pursuant to Section 4.2 shall be allocated to the Partners in accordance with Section 4.2, and upon liquidation of the Fund, distributions to the Partners shall be made as set forth in Article VI, after provision for creditors in the order and priority provided by Law as well as for Reserves.

(h)           Upon the dissolution of the Fund, neither the name of the Fund nor its good-will, if any, shall be considered to be an asset of the Fund, such name and its derivatives to be the sole property of one or more Declaration Parties, as provided in Section 11.10.  No value shall be placed on the Fund name or good-will for the purpose of liquidation and Distribution or for any other purpose during the continuation of the Fund.

(i)           All distributions shall be subject to any reserves that the Liquidator may establish.

(j)           Upon dissolution of the Fund, no Limited Partner shall have any obligation to make any Capital Contribution with respect to any deficit Capital Account balance, and no such deficit balance shall be considered a debt owed by any such Limited Partner to the Fund or to any other Limited Partner for any purpose whatsoever.

ARTICLE VIII

EXPENSES; MANAGEMENT FEE

Section 8.1  Fund Expenses.

(a)           The organizational costs of the Fund shall be paid by the General Partner.

(b)           The costs of the Public Offering will be paid from its proceeds or by the General Partner (and for the avoidance of doubt, not by deduction from the Capital Account of any Limited Partners which were Limited Partners prior to the Public Offering).

(c)           The Fund will compensate each Independent Director for his or her services rendered in connection with the Fund as may be agreed to by the Independent Directors, and as described in the Private Placement Memorandum. In addition, the Fund will reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties with respect to the Fund, including the following:

(i)           fees of Independent Directors and travel expenses of Directors relating to meetings of the Board and committees thereof, and costs and expenses of holding meetings of the Board and meetings of the Partners; and

(ii)           any other expenses as may be approved from time to time by the Directors, other than those required to be borne by an investment adviser or the General Partner.

(d)           The Fund shall bear all expenses incurred in engaging in the activities of the Fund as contemplated hereby, all indemnification expenses referred to in Section 2.8, and all expenses of any nature related to the Fund’s operations and business (including any expenses related to investing or trading).  The operating costs paid by the Fund could be significant and may include trading, financing, insurance, legal, accounting, auditing, reporting and filing costs, as well as the customary fees and expenses of the Fund’s Administrator/Custodian, as well as any extraordinary expenses.

(e)           The Fund will also bear its brokerage commissions and other transaction fees in connection with the acquisition and disposition of its positions, as well as administrative and custodian fees for the Fund’s assets.

(f)           The Fund shall not bear any of the internal operating costs of Declaration  (e.g., salaries, bonuses or office rent).

(g)           Except as otherwise set forth in this Agreement, all Expenses borne by the Fund (including the Management Fee) are paid from Available Capital.

Section 8.2  Management Fee.

The Fund shall pay Declaration the Management Fee set forth in the Investment Advisory Agreement.

ARTICLE IX

BROKERAGE ARRANGEMENTS

Section 9.1  Brokerage Arrangements.

The Fund shall maintain brokerage and custody arrangements with the Administrator/Custodian, subject to the approval of the Board.  The Administrator/Custodian shall clear and settle all securities transactions and shall also serve as the custodian of the Fund’s assets.  All custodied assets shall be held in the name of the Fund.  Certain of the Fund’s Investment Assets held by custodians shall be segregated from the custodians’ own property, while other Fund Investment Assets held as collateral or margin shall not be (and, accordingly, may not be) recoverable in the event of the custodian’s insolvency).

ARTICLE X

BOOKS OF ACCOUNT; REPORTS

Section 10.1  Books of Account.

(a)           The General Partner  (or the Administrator/Custodian as its delegate) shall keep the Fund’s books of account at its principal place of business (or at such other location as the Directors may designate) using the accrual method of accounting.

(b)           The accounts of the Fund shall be audited (at the expense of the Fund) as of the close of each Fiscal Year by a nationally recognized independent registered public accounting firm selected by the General Partner.

Section 10.2  Reports.

(a)	(i)
The Administrator/Custodian, with support from the General Partner, shall send to each Limited Partner, on a quarterly basis, a report on the Fund’s performance, investment activity, portfolio holdings and characteristics.  Such reports shall also include market commentary from the Investment Adviser as well as (A) the Fund’s Net Asset Value, cumulative Capital Contributions, and cumulative distributions, and (B) for each Limited Partner, its own Capital Contributions and cumulative distributions.  Net Asset Value so reported shall separately identify the Net Asset Value calculated as set forth in Section 4.3(a), (b) and (c), as well as the Net Asset Value Carried Interest applicable to the Fund as a whole and to each recipient Limited Partner’s Capital Account, calculated as set forth in Section 4.3(c).

(ii)	The quarterly reports will be signed by the President/Chief Executive Officer and the Chief Financial Officer of the Fund.

(b)            The Fund shall make quarterly holdings and semi-annual and annual report filings with the SEC as required by the 1940 Act.

(c)           The Fund shall make annual report filings with the SEC as required by the 1940 Act and shall prepare the audited balance sheet and income statement of the Fund as of the end of and for each Fiscal Year.  Such reports shall be filed with the SEC and delivered to Limited Partners within 60 days after the end of such Fiscal Year.

(d)           The Fund’s audited financial statements will be prepared in accordance with GAAP.

(e)           As soon as reasonably practicable after the end of each Fiscal Year, the Fund shall also furnish to each Limited Partner (on an unaudited basis):

(i)           such Limited Partner’s Capital Account as of the end of such Fiscal Year; and

(ii)           a copy of Schedule K-l to the Fund’s federal income tax return for the fiscal year, in a form sufficient to enable the Limited Partner to determine its share, for federal income tax purposes, of all items of Fund income, deduction, gain, loss, preference and credit.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Limited Partners, the parties indemnified hereunder and their respective successors, permitted assigns, heirs and legal representatives.

Section 11.2  Notices.

All notices under this Agreement shall be in writing and shall be deemed to have been duly given if (a) personally delivered (with receipt thereof acknowledged in writing), (b) sent by facsimile, e-mail, digital image file or any other electronic format (collectively, “facsimile”), in each case with receipt of the transmission confirmed (and, unless waived by the recipient upon such receipt, confirmed by delivery in another manner permitted hereunder), (c) if mailed by pre-paid certified mail, return receipt requested or (d) sent by reputable overnight courier (receipt confirmed), in each case to the parties at the following addresses (or at such other address as the Fund or a Limited Partner may have specified to the other by notice as provided herein):

(a)           If to the Fund or the General Partner, to Declaration Management & Research LLC, 1800 Tysons Boulevard, Suite 200, McLean, Virginia 22102, facsimile number: (703) 749-8256; e-mail:  notices@declaration.com.

(b)           If to a Limited Partner, to such Limited Partner at the address set forth in such Limited Partner’s Subscription and Capital Commitment Agreement or other written instrument acceptable to the General Partner.

(c)           Notices given in accordance with this Section 11.2 shall be deemed given on the date of receipt, if delivered personally or by facsimile, on the first Business Day after being sent by a reputable courier service and on the third Business Day after being posted.

(d)           Any notice required hereunder need not be prior notice unless expressly so specified. Any notice period specified herein shall end on the Close of Business on the day that is the prescribed number of days following the first day of the relevant period, unless that day is not a Business Day, in which case, as of the next succeeding Business Day.

Section 11.3  Counterparts; Facsimiles; Power of Attorney.

(a)           This Agreement may be executed in counterparts with the same effect as if the parties had all executed the same copy.  Facsimiles, digital image files or any other electronic format of executed documents shall, for all purposes of this Agreement and all transactions into which the Fund enters, have the same force and effect as executed originals.

(b)           The Fund shall be authorized to accept and execute any instructions given by a Limited Partner in respect of such Limited Partner’s Interest, either in original signed form or by facsimile.  If instructions are given by facsimile, the Limited Partner shall promptly courier the original signed form to the General Partner and, except as otherwise set forth in Section 11.16, will indemnify the General Partner, the Fund and the Declaration Parties for any losses or damages suffered by the General Partner, the Fund or any Declaration Party as a result of acting on facsimile instructions rather than instructions in original signed form; provided, however, the failure of a Limited Partner to deliver the original signed form shall not vitiate the instructions contained in the facsimile.  The General Partner, the Fund and the Declaration Parties are entitled to rely conclusively, and shall incur no liability in respect of any action taken or omitted, on the basis of any notice, consent, request, instruction or other instrument believed in good faith to be genuine or to be signed by properly authorized persons.

(c)           This Agreement may be executed by power-of-attorney embodied in a Subscription and Capital Commitment Agreement or other written instrument with the same effect as if the parties executing the Subscription and Capital Commitment Agreement or other written instrument had all executed the same copy.

Section 11.4  Entire Agreement.

This Agreement, together with the Subscription and Capital Commitment Agreement executed and delivered by each Limited Partner (other than Declaration), sets forth the entire understanding of all the parties with respect to its subject matter and supersedes all prior agreements and undertakings with respect hereto.

Section 11.5  Amendment.

(a)           This Agreement may be amended, in whole or in part, with the approval of a majority of the Directors (including the vote of a majority of the Independent Directors, but only if such vote is required by the 1940 Act), provided that:

(i) any amendment also must be approved by Limited Partners representing a majority (as defined in the 1940 Act) of the Fund Percentages if (A) such approval by the Limited Partners is required by the 1940 Act or (B) such amendment would adversely affect in any material respect the rights of the Limited Partners;

(ii) any amendment also must be approved by all of the Limited Partners if such amendment would (A) adversely affect the limited liability of the Limited Partners under applicable Law; (B) cause the Fund to cease to be treated as a partnership for federal income tax purposes (unless doing so would increase the net after-tax return of the Fund’s trading to investors); (C) alter the provisions of this Section 11.5 relating to the amendment of this Agreement; or (D) alter the provisions of Section 2.8 of this Agreement relating to indemnification; and

(iii) for purposes of the Partners voting on amendments or other Fund action, if the calculation of Net Asset Value is suspended as of the date of such vote, the Fund Percentage shall be determined as of the most recent date that Net Asset Value was determined, subject to adjustment as the General Partner may reasonably determine to reflect subsequent Capital Contributions and distributions.

(b)           The General Partner shall promptly notify all Limited Partners of all amendments.

Section 11.6  No Partition.

(a)           Each Limited Partner irrevocably waives any right that such Limited Partner might otherwise have had to maintain any claim for partition with respect to any property of the Fund or to compel any sale or appraisal of any Fund asset or any sale or appraisal of a deceased Limited Partner’s Interest.

(b)           The Limited Partners shall not hold undivided interests in any asset of the Fund, but rather an interest in the Fund itself, which shall for all purposes be considered to constitute personal property.

Section 11.7  Power of Attorney.

Each Limited Partner hereby irrevocably constitutes and appoints the General Partner to be such Limited Partner’s true and lawful attorney, in such Limited Partner’s name, place, and stead, to make, execute, acknowledge, file and publish, as the General Partner may deem necessary or advisable:

(a)           any certificates and other instruments that may be required to be filed by the Fund under the laws of the State of Delaware or any other governmental authority having jurisdiction, or which the General Partner shall deem necessary or advisable to file;

(b)           any certificate or other instruments amending or modifying the Certificate of Limited Partnership of the Fund to evidence any changes in that Certificate in accordance with the terms of this Agreement;

(c)           any certificates or other instruments that may be required to effect the dissolution and termination of the Fund and the cancellation of the Certificate of Limited Partnership of the Fund;

(d)           this Agreement and any amendment to this Agreement that the General Partner is authorized to make in accordance with the terms of this Agreement;

(e)           any documents required in connection with brokerage or other accounts of the Fund; and

(f)           any other documents which the General Partner may deem necessary or advisable for the conduct of the business of the Fund.

This power of attorney is coupled with an interest, and all Limited Partners will collectively rely on the effectiveness hereof.  This power of attorney shall be irrevocable and shall survive the death or disability of a Limited Partner and any assignment of the whole or any part of the Interest held by a Limited Partner and shall be binding upon the assignee thereof.

Section 11.8  Voluntary Limitation on a Limited Partner’s Voting Rights.

In the event that a Limited Partner indicates in such Limited Partner’s Subscription and Capital Commitment Agreement or by other written notice to the General Partner that such Limited Partner does not wish, for voting purposes, to hold a Fund Percentage in excess of a specified percentage (which may be 0%), the General Partner, by accepting such Subscription and Capital Commitment Agreement or other written notice, shall agree to such Limited Partner waiving, in whole or in part, what would otherwise have been such Limited Partner’s Fund Percentage for voting purposes, and such waiver shall be irrevocable and such Limited Partner shall not exercise any voting rights in excess of such specified percentage.  The voting rights so waived shall thereupon be deemed to be held by the other Limited Partners, subject to whatever limitation on their Fund Percentages for voting purposes they may elect by the same process, pro rata in accordance with their respective Fund Percentages (after giving effect to all other limitations imposed on the Fund Percentages for voting purposes of such Limited Partners).

Section 11.9  Governing Law; Venue.

(a)           THIS AGREEMENT IS MADE PURSUANT TO AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT OR ANY SUBSCRIPTION AND CAPITAL COMMITMENT AGREEMENT IS EXECUTED BY ANY PARTNER OR PROSPECTIVE PARTNER OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF THE FUND OR ANY PARTNER.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 11.16, ANY ACTION OR PROCEEDING BROUGHT BY ANY DECLARATION PARTY AGAINST ONE OR MORE PARTNERS OR THE FUND RELATING IN ANY RESPECT TO THIS AGREEMENT, THE OPERATION OF THE FUND OR THE OFFERING OF THE INTERESTS MAY, AND ANY ACTION OR PROCEEDING BROUGHT BY ANY OTHER PARTY AGAINST ANY DECLARATION PARTY OR THE FUND RELATING IN ANY RESPECT TO THIS AGREEMENT, THE OPERATION OF THE

FUND OR THE OFFERING OF THE INTERESTS MAY ALSO, BE BROUGHT AND ENFORCED IN THE CITY, COUNTY AND STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTNERS AND THE FUND IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 11.16, THE PARTNERS AND THE FUND IRREVOCABLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE CITY, COUNTY AND STATE OF NEW YORK OR IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)           EXCEPT AS OTHERWISE SET FORTH IN SECTION 11.16, EACH PARTNER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY DECLARATION PARTY OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT, THE OPERATION OF THE FUND OR THE OFFERING OF THE INTERESTS.

(c)           EACH PARTNER HEREBY AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED ON SUCH PARTNER IN THE SAME MANNER AS NOTICES ARE GIVEN PURSUANT TO SECTION 11.2.

Section 11.10  “Declaration” Name and Declaration Intellectual Property.

Neither the Fund nor any Limited Partner in such Limited Partner’s capacity as such shall have, in the absence of a written agreement with Declaration or its designee(s) to the contrary, any title to or right to use the name “Declaration” or any derivative thereof or any trademark used in connection with the name “Declaration.”  In addition, neither the Fund nor any Limited Partner in such Limited Partner’s capacity as such shall have, in the absence of a written agreement with Declaration or its designee(s) to the contrary, any title to, interest in, or right to use any Declaration Intellectual Property nor shall such Declaration Intellectual Property become the property of the Fund or any Limited Partner.  The Declaration Intellectual Property does not belong to the Fund, but rather is made available to the Fund by one or more Declaration Parties which retain full ownership rights in such Declaration Intellectual Property, regardless of the fact that such items may be paid for, directly or indirectly, by the Fund.  Declaration covenants, however, that so long as it or any of its Affiliates is the investment adviser of the Fund, the Fund shall have a royalty-free license to use the Declaration Intellectual Property solely in connection with the business activities of the Fund, which license shall not be transferable or assignable.

Section 11.11  Severability.

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable.  Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other.  Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the greatest extent possible in the jurisdiction in question and otherwise as set forth herein.

Section 11.12  Survival.

Those agreements and undertakings set forth herein which by their terms contemplate that they shall survive the withdrawal of a Limited Partner or the termination of the Fund shall do so.

Section 11.13  Equitable Relief.

Each Limited Partner agrees that, subject to Section 11.16, the Fund and General Partner would be subject to potentially irreparable injury as a result of any breach by such Limited Partner of the covenants and agreements set forth in this Agreement, and that monetary damages would not be sufficient to compensate or make whole either the Fund or the General Partner for any such breach.  Accordingly, each Limited Partner agrees that, subject to Section 11.16, the Fund and General Partner, separately or together, shall be entitled to equitable and injunctive relief, on an emergency, temporary, preliminary and/or permanent basis, to prevent any such breach or the continuation thereof.

Section 11.14  Compliance with the Advisers Act and the 1940 Act.

All Limited Partners acknowledge and agree that Declaration is registered as an “investment adviser” under the Advisers Act and the Fund as a CNMIC under the 1940 Act and that, accordingly, the provisions of this Agreement are in all cases to be interpreted in a manner consistent with Declaration’s obligations under the Advisers Act and so that the Fund is operated in a manner consistent with the 1940 Act (even if doing so effectively amends the terms of this Agreement).

Section 11.15  No Waiver of Federal or State Securities Law Claims.

None of the various exculpatory or indemnification provisions of this Agreement are to be interpreted as in any respect resulting in a Limited Partner waiving any rights or claims which such Limited Partner may have under any federal or state securities laws.

Section 11.16  Exclusions.

In the event that a Limited Partner is prevented or constricted by Law or governmental policy from providing indemnification or set-off, being subject to a penalty, waiving trial by jury, consenting to a given venue in the case of a proceeding or agreeing to be subject to equitable relief, such Limited Partner shall be excused from such provisions (unless otherwise permitted to be subject thereto).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE GENERAL PARTNER

DECLARATION MANAGEMENT & RESEARCH LLC

By: Name: Title:

THE LIMITED PARTNERS
By: Declaration Management & Research LLC Attorney-in-fact
By: Name: Title:

DECLARATION MANAGEMENT & RESEARCH LLC,
in its individual capacity, with respect to Sections 6.4(c) and 6.4(d) only

By: Name: Title: